Exhibit 10.1

AMENDMENT NO. 2

TO

THE SECOND AMENDED AND RESTATED

CONSULTING AGREEMENT

FOR

NON-EXECUTIVE CHAIRMAN

This Amendment No. 2 to the Second Amended and Restated Consulting Agreement (this “Amendment”) is effective as of April 3, 2025 (“Effective Date”) and is entered into by and between PMGC Holdings Inc., a Nevada corporation fka Elevai Labs Inc. (“Company”) and Northstrive Companies Inc., a California corporation (“Consultant,” and, together with the Company, the “Parties”). Capitalized terms used herein but not otherwise defined have the meanings set forth in the Second Amended and Restated Consulting Agreement for Non-Executive Chairman between the Parties, dated October 25, 2024 (the “Second A&R Agreement”).

WHEREAS, the Parties previously entered into the Second A&R Agreement; and

WHEREAS, the Parties desire to amend the Second A&R Agreement as terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

1. Paragraph 1d of Exhibit B to the Second A&R Agreement is hereby amended and restated in its entirety as follows:

“d. Milestone-based Cash Bonuses. Upon the occurrence of the following events, the Company shall remit the applicable cash bonuses to the Consultant as set forth in this Section 1(d) and subject to the terms and conditions of this Section 1(d):

(i) The Company shall pay the Consultant $150,000 for each Company acquisition consummated, provided the target company of such acquisition has $2,000,000 in annual revenue or more upon consummation of the acquisition;

(ii) The Company shall pay the Consultant $50,000 upon any closing of an equity or equity-linked financing of the Company which results in net proceeds being raised in such financing of $3,000,000 in a fiscal quarter (the closing which qualifies the Consultant for such payment, the “Triggering Equity Financing,” and such payment, the “Equity Financing Bonus”). For the avoidance of doubt, the Consultant is entitled only to a one-time payment of the Equity Financing Bonus $50,000 per fiscal quarter and the Company will not make further payments as an Equity Financing Bonus in spite of the occurrence of any of the following events: (A) the closing of any equity or equity-linked financings subsequent to the Triggering Equity Financing in such fiscal quarter which result in proceeds of $3,000,000 to the Company; (B) any closings for the same equity financing round subsequent to the Triggering Equity Financing in such fiscal quarter which result in additional proceeds of $3,000,000 or more to the Company.

(iii) The Company shall pay the Consultant $50,000 each time the Company achieves a Market Valuation (as defined below) of $5,000,000, $10,000,000, $15,000,000, $20,000,000, and $25,000,000 (each of such payments, “Valuation Payment”); provided that each of such Market Valuations continue for each at least five (5) consecutive Trading Days (as defined below), and provided further that the Company may only recover any erroneously awarded amounts in Valuation Payments for one (1) year following the date of such erroneous award.

“Market Valuation” means the value obtained by multiplying (x) the closing trading price of the Company’s common stock on the Nasdaq on the applicable Trading Day by (y) the total amount of issued and outstanding shares of the Company’s common stock on such Trading Day.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Trading Day” means a day on which national stock exchanges and the Nasdaq are open for trading.

(iv) The Company shall pay the Consultant $600,000 each time the Company achieves a Market Valuation of $50,000,000 and $100,000,000; provided that each of such Market Valuations continues for each at least two (2) consecutive Trading Days.

(v) The Board, in its sole discretion, may award a cash or equity bonus payment (“Licensing Milestone Bonus”) to the Consultant upon the Company or any of its Subsidiaries’ (as defined below) entry into a license agreement which provides for (A) the Company or Subsidiary’s license of any intellectual property rights of the Company or Subsidiary to another party, including the license of intellectual property rights of the Company or Subsidiary to each other, or (B) a third party’s license of intellectual property rights to the Company or Subsidiary; provided, however, that if the Board determines to award the Licensing Milestone Bonus to the Consultant in the form of preferred stock, such preferred stock issuance is subject to the approval of the Company’s shareholders.

“Subsidiary” means any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Company.”

(vi) Notwithstanding anything to the contrary in this Second A&R Agreement, the Consultant may elect to accrue the payments due to the Consultant under Section 1(d) of this Exhibit B (each, a “Milestone Bonus”) convert the cash amount of the Milestone Bonus into shares of the Company’s common stock or preferred stock. In such event, the conversion ratio of the Milestone Bonus shall be determined by mutual agreement between the Company and the Consultant, provided, however, that if the Consultant determines to receive the Milestone Bonus payment in the form of preferred stock, the Milestone Bonus payment is subject to the approval of the Company’s shareholders.”

2. Section 2 of Exhibit B to the Second A&R Agreement is hereby amended and restated in its entirety as follows:

“2. Equity Grant.

As partial consideration for the Consultant’s Services, the Company shall provide such equity grants to the Consultant as determined by the Board in its sole discretion; provided, however, that if such equity grant is determined by the Board to be in the form of preferred stock, such preferred stock issuance to the Consultant is subject to the approval of the Company’s shareholders.”

3. Except as set forth in this Amendment, the Second A&R Agreement remains in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to the Second Amended and Restated Consulting Agreement for Non-Executive Chairman to be executed as of the date first written above.

COMPANY

PMGC Holdings Inc.

By:	/s/ George Kovalyov
George Kovalyov
Director

CONSULTANT

Northstrive Companies Inc.

By:	/s/ Braeden Lichti
Braeden Lichti
Chief Executive Officer

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